                                                                 EXHIBIT 3(a)(i)


                            SUN ENERGY PARTNERS, L.P.

         The undersigned Managing General Partner of SUN ENERGY PARTNERS, L.P., a Delaware limited partnership, (the "Partnership") hereby adopts the following as Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Sun Energy Partners, L.P. (the "Agreement"):

Article I, Section 1.3(a) is hereby deleted and replaced with the following:

                  (a) The registered office of the Partnership in the State of Delaware shall be the Corporate Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and its registered agent for service of process on the Partnership at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, or such other place as the Managing General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the Managing General Partner deems advisable.

Article I, Section 1.3(b) is hereby deleted and replaced with the following:

                  (b) The address of the Managing General Partner is 123 Robert
         S. Kerr Avenue, Oklahoma City, Oklahoma 73102. The address of each Limited Partner shall be the address of such Limited Partner appearing on the books of The Recordkeeping Transfer Agent or the Partnership from time to time, as provided for in Section 18.1.

In view of the merger of Oryx Energy Company (formerly named Sun Exploration and Production Company), heretofore the Managing General Partner of the Partnership, into Kerr-McGee Corporation, a Delaware corporation, effective February 26, 1999, all references in the Agreement to "E&P", Sun Exploration and Production Company or to the Managing General Partner of the Partnership shall be understood as references to Kerr-McGee Corporation. All references to Sun Company, Inc. or "Sun", a Pennsylvania corporation which was formerly the corporate parent of Sun Exploration and Production Company but which no longer has any direct or indirect interest in the Partnership or the Managing General Partner, shall be replaced with references to Kerr-McGee Corporation.

This Amendment No. 1 shall become effective upon execution by Kerr-McGee Corporation in its capacity as Managing General Partner of the Partnership.

Except as expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

This Amendment No. 1 shall be construed in accordance with and governed by the laws of the State of Delaware.



Adopted March 9, 1999
                                   KERR-McGEE CORPORATION
                                    in its capacity as Managing General Partner of the Partnership

                              By   /s/ RUSSELL G. HORNER, JR.
                                 -----------------------------------------------
                                   Russell G. Horner, Jr.
                                   Senior Vice President